                                                                     EXHIBIT 4.2


                             OFFICERS' CERTIFICATE
                                  RELATING TO
                          SECURITIES RESOLUTION NO. 1
                                      OF
                              APPLIED POWER INC.

          The undersigned, as Officers of Applied Power Inc. (the "Company"), do
                                                                   -------
hereby certify that the attached is a true and correct copy of Securities Resolution No. 1, relating to the Indenture, dated as of April 1, 1999 between the Company and The First National Bank of Chicago, as trustee (the

"Indenture"), which has been duly adopted by an Officer of the Company as of
 ---------
April 1, 1999 pursuant to Board delegation on the 10th day of March, 1999; and that said resolution has not been rescinded and remains in full force and effect. Capitalized terms used but not defined herein have the meanings given such terms in the Indenture.

          IN WITNESS WHEREOF, this Officers' Certificate has been duly executed on this 1st day of April, 1999.

                                    By: /s/Richard G. Sim
                                        _____________________________
                                       Name: Richard G. Sim
                                       Title: President and Chief
                                              Executive Officer

                                    By: /s/Robert C. Arzbaecher
                                       _____________________________
                                       Name: Robert C. Arzbaecher
                                       Title: Chief Financial Officer

                          SECURITIES RESOLUTION NO. 1
                                      OF
                              APPLIED POWER INC.

          The actions described below are taken as of April 1, 1999 by the Board of Directors (the "Board") of APPLIED POWER INC. (the "Company"), or by an
                   -----                               -------
Officer or committee of Officers pursuant to Board delegation on the 10th day of March, 1999, and Section 2.01 of the Indenture, dated as of April 1, 1999, (the "Indenture") between the Company and The First National Bank of Chicago, as
 ---------
trustee (the "Trustee").  Capitalized terms used but not defined herein have the
              -------
meanings given such terms in the Indenture.

          RESOLVED, that a new series of Securities is authorized as follows:

          1. The title of the series is 8.75% Senior Subordinated Notes due 2009 (the "Securities").
      ----------

          2. The form and terms of the Securities shall be substantially as set forth in Exhibit 1 hereto.

          3. The Company is hereby authorized to issue $200 million in aggregate principal amount of the Securities and to offer such Securities pursuant to the Company's Prospectus dated January 27, 1999 and the Prospectus Supplement dated March 26, 1999. The Company is also hereby authorized, upon the approval of the Board in the form of a resolution by the Board, to issue up to $100 million aggregate principal amount of additional Securities under the Indenture with the same terms (including interest rate, maturity and redemption terms) as the Securities (the "Additional Securities") except that no Additional Securities may be issued at a price that would cause such Additional Securities to have "original issue discount" within the meaning of Section 1273 of the Internal Revenue Code and provided such issuance complies with Section 10.1 of the Securities.

          This Securities Resolution shall be effective as of April 1, 1999.

                                   EXHIBIT 1

                               Form of Security

       UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. 1                                                               $200,000,000

                              APPLIED POWER INC.
                   8.75% Senior Subordinated Notes due 2009

                              CUSIP No. 038225AA6

APPLIED POWER INC.
promises to pay to Cede & Co.

or registered assigns
the principal sum of $200,000,000 Dollars on April 1, 2009

Interest Payment Dates:  April 1 and October 1
Record Dates:  March 15 and September 15

                                                Dated:  April 1, 1999

THE FIRST NATIONAL BANK OF CHICAGO
Transfer Agent and Paying Agent

                                                APPLIED POWER INC.

                                                By:_____________________________

                                                By:_____________________________

                                                (SEAL)

Authenticated:

THE FIRST NATIONAL BANK OF CHICAGO

Registrar

By:

Authorized Signature

                   8.75% Senior Subordinated Notes due 2009

1.   INTEREST.

          Applied Power Inc. ("Company"), a corporation organized and existing under the laws of the State of Wisconsin, promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest on April 1 and October 1 of each year commencing October 1, 1999. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, April 1, 1999. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.   METHOD OF PAYMENT.

          The Company will pay interest on the Securities to the persons who are registered holders of Securities at the close of business on the record date for the next interest payment date, except as otherwise provided in the Indenture. Principal of and premium, if any, and interest on the Securities will be payable, and the Securities may be presented for registration of transfer and exchange, at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may pay principal and interest by check payable in such money. It may mail an interest check to a holder's registered address.

3.   SECURITIES AGENTS.

          Initially, The First National Bank of Chicago, Attention: Corporate Trust Division, will act as Paying Agent, Transfer Agent and Registrar. The Company may change any Paying Agent or Transfer Agent without notice or provide for more than one such agent. The Company or any Affiliate may act in any such capacity. Subject to certain conditions, the Company may change the Trustee.

4.   INDENTURE.

          The Company issued the securities of this series ("Securities") under an Indenture dated as of April 1, 1999 ("Indenture") between the Company and The First National Bank of Chicago ("Trustee"). The terms of the Securities include those stated in the Indenture and in the Securities Resolution creating the Securities and those made part of the Indenture by the Trust Indenture Act of 1939 (15 U.S. Code (S)(S) 77aaa-77bbbb) (the "TIA"). All references to "Article" and "Section"
                              ---
          contained herein refer to the relevant article or section, as the case may be, in the Indenture and all references to "Paragraph" contained herein refer to the numbered Paragraphs of this Security. Securityholders are referred to the Indenture, the Securities Resolution and the TIA for a statement of such terms.

5.   OPTIONAL REDEMPTION.

          The Securities will be subject to redemption, at the option of the Company, in whole or in part, at any time on or after April 1, 2004 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Securities to be redeemed at such Holder's address appearing in the register for the Securities, in amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of the principal amount) plus accrued interest to but excluding the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning April 1 of the years indicated:

                                                                      Redemption
               Year                                                      Price
               ----                                                   ----------
               2004................................................    104.375%
               2005................................................    102.916%
               2006................................................    101.458%
               2007 and thereafter.................................    100.000%

          In addition, if on or before April 1, 2002, the Company receives net proceeds from the sale of its Common Stock in one or more Public Equity Offerings, the Company may, at its option, use all or a portion of any such net proceeds to redeem Securities in an aggregate principal amount of up to 35% of the sum of (i) the aggregate principal amount of the Securities issued in this offering and (ii) the aggregate principal amount of any Additional Securities issued hereafter, provided, however, that at least 65% of each of (i) the aggregate principal amount of Securities originally issued and (ii) the aggregate amount of any Additional Securities issued hereafter remains outstanding after such redemption. Such redemption must occur on a redemption date within 75 days of such sale and upon not less than 30 nor more than 60 days' notice mailed to each Holder of Securities (and Additional Securities, if any) to be redeemed at such Holder's address appearing in the register for the Securities or register for the Additional Securities, as the case may be, in amounts of $1,000 or an integral multiple of $1,000, at a redemption price of 108.75% of the principal amount of the Securities (and Additional Securities, if any) plus accrued interest to but excluding the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date).

          If less than all the Securities are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular Securities to be redeemed or any portion thereof that is an integral multiple of $1,000.

6.   SUBORDINATION OF SECURITIES.

     6.1. Securities Subordinate to Senior Debt.

          The Company covenants and agrees, and each Holder of a Security, by his acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Paragraph 6 (subject to the provisions of Article 8), the payment of the principal of (and premium, if any) and interest on each and all of the Securities are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the Company. No provisions of this Paragraph 6 shall prevent the occurrence of any Event of Default.

     6.2. Payment Over of Proceeds Upon Dissolution, Etc.

          Upon (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or
          (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company, then and in any such event specified in (a),

          (b) or (c) above (each such event, if any, herein sometimes referred to as a "Proceeding") the holders of Senior Debt of the Company shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Debt of the Company, or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Debt of the Company, before the Holders of the Securities are entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities, on account of principal of (or premium, if any) or interest on the Securities or on account of any purchase or other acquisition of Securities by the Company or any Subsidiary of the Company (all such payments, distributions, purchases and acquisitions, other than subordinated consideration (as defined below), herein referred to, individually and collectively, as a "Securities Payment"), and to that end the holders of Senior Debt of the Company shall be entitled to receive, for application to the payment thereof, any Securities Payment which may be payable or deliverable in respect of the Securities in any such Proceeding.

          In the event that, notwithstanding the foregoing provisions of this Paragraph 6, the Trustee or the Holder of any Security shall have received any Securities Payment before all Senior Debt of the Company is paid in full or payment thereof provided for in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Debt of the Company, and if such fact shall, at or prior to the time of such Securities Payment, have been made known to the Trustee or, as the case may be, such Holder, then and in such event such Securities Payment shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Debt of the Company remaining unpaid, to the extent necessary to pay all Senior Debt of the Company in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt of the Company.

          For purposes of this Paragraph 6 only, the words "any payment or distribution of any kind or character, whether in cash, property or securities" shall not be deemed to include a payment or distribution of stock or securities of the Company which stock or securities are subordinated in right of payment to all then outstanding Senior Debt of the Company to substantially the same extent as, or greater than, the Securities are so subordinated as provided in this Paragraph 6 ("subordinated consideration"). The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or transfer of all or substantially all of its properties and assets as an entirety to another Person upon the terms and conditions set forth in Paragraph
          10.15 and Article 5 shall not be deemed a Proceeding for the purposes of this Paragraph 6 if the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer such properties and assets as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions set forth in Paragraph 10.15 and
          Article 5.

     6.3. No Payment When Senior Debt of the Company in Default.

          In the event that any Senior Payment Default (as defined below) shall have occurred and be continuing, then no Securities Payment shall be made unless and until such Senior Payment Default shall have been cured or waived or shall have ceased to exist or all amounts then due and payable in respect of Senior Debt of the Company shall have been paid in full, or provision shall have been made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Debt of the Company.

          "Senior Payment Default" means any default in the payment of principal of or premium, if any, or interest on any Senior Debt when due, whether at the Stated Maturity of any such payment or by declaration of acceleration, call for redemption or otherwise.

          In the event that any Senior Nonmonetary Default (as defined below) shall have occurred and be continuing, then, upon the receipt by the Company and the Trustee of written notice of such Senior Nonmonetary Default from the agent for the Senior Debt which is the subject of such Senior Nonmonetary Default, no Securities Payment shall be made during the period (the "Payment Blockage Period") commencing on the date of such receipt of such written notice and ending on the earlier of (i) the date on which such Senior Nonmonetary Default shall have been cured or waived or shall have ceased to exist or all Senior Debt the subject of such Senior Nonmonetary Default shall have been discharged; (ii) the 179th day after the date of such receipt of such written notice; or (iii) the date on which the Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the agent for the Senior Debt initiating the Payment Blockage Period. No more than one Payment Blockage Period may be commenced with respect to the Securities during any 360-day period and there shall be a period of at least 181 consecutive days during each 360-day period when no Payment Blockage Period is in effect. In addition, no Senior Payment Default or Senior Nonmonetary Default that existed or was continuing on the date of commencement of any Payment Blockage Period shall be, or be made, the basis for the commencement of a subsequent Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such Senior Payment Default or Senior Nonmonetary Default shall have been cured for a period of not less than 90 consecutive days.

          "Senior Nonmonetary Default" means the occurrence or existence and continuance of an event of default with respect to any Senior Debt, other than a Senior Payment Default, permitting the holders of such Senior Debt (or a trustee or agent on behalf of the holders thereof) then to declare such Senior Debt due and payable prior to the date on which it would otherwise become due and payable.

          In the event that, notwithstanding the foregoing, the Company shall make any Securities Payment to the Trustee or any Holder prohibited by the foregoing provisions of this Paragraph 6, and if such fact shall, at or prior to the time of such Securities Payment, have been made known to the Trustee or, as the case may be, such Holder, then and in such event such Securities Payment shall be paid over and delivered forthwith to the Company.

          The provisions of this Paragraph 6.3 shall not apply to any Securities Payment with respect to which Paragraph 6.2 would be applicable.

     6.4. Payment Permitted If No Default.

          Nothing contained in this Paragraph 6.4 or in the Indenture or elsewhere in any of the Securities shall prevent (a) the Company, at any time except during the pendency of any Proceeding referred to in Paragraph 6.2 or under the conditions described in Paragraph 6.3, from making Securities Payments, or (b) the application by the Trustee of any money deposited with it hereunder to Securities Payments or the retention of such Securities Payment by the Holders, if, at the time of such application by the Trustee, it did not have knowledge that such Securities Payment would have been prohibited by the provisions of this Paragraph 6.

     6.5. Subrogation to Rights of Holders of Senior Debt of the Company.

          Subject to the payment in full of all amounts due or to become due on or in respect of Senior Debt of the Company, or the provision for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Debt of the Company, the Holders of the Securities shall be subrogated to the rights of the holders of such Senior Debt of the Company to receive payments and distributions of cash, property and securities applicable to the Senior Debt of the Company until the principal of (and premium, if any) and interest on the Securities shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Debt of the Company of any cash, property or securities to which the Holders of the Securities or the Trustee would be entitled except for the provisions of this Paragraph 6, and no payments over pursuant to the provisions of this Paragraph 6 to the holders of Senior Debt of the Company by Holders of the Securities or the Trustee, shall, as among the Company, its creditors other than holders of Senior Debt of the Company and the Holders of the Securities, be deemed to be a payment or distribution by the Company to or on account of the Senior Debt of the Company.

     6.6. Provisions Solely to Define Relative Rights.

          The provisions of this Paragraph 6 are and are intended solely for the purpose of defining the relative rights of the Holders on the one hand and the holders of Senior Debt of the Company on the other hand. Nothing contained in this Paragraph 6 or in the Indenture or elsewhere in the Securities is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Debt of the Company and the Holders of the Securities, the obligation of the Company, which is absolute and unconditional (and which, subject to the rights under this Paragraph 6 of the holders of Senior Debt of the Company, is intended to rank equally with all other general obligations of the Company), to pay to the Holders of the Securities the principal of (and premium, if any) and interest on the Securities as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the Holders of the Securities and creditors of the Company other than the holders of Senior Debt of the Company; or (c) prevent the Trustee or the Holder of any Security from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Paragraph 6 of the holders of Senior Debt of the Company to receive cash, property and securities otherwise payable or deliverable to the Trustee or such Holder.

     6.7. Trustee to Effectuate Subordination.

          Each Holder of a Security by his acceptance hereof authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Paragraph 6 and appoints the Trustee his attorney-in-fact for any and all such purposes.

     6.8. No Waiver of Subordination Provisions.

          No right of any present or future holder of any Senior Debt of the Company to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of the Indenture and the Securities, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

          Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Debt of the Company may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Securities, without incurring responsibility to the Holders of the Securities and without impairing or releasing the subordination provided in this Paragraph 6 or the obligations hereunder of the Holders of the Securities to the holders of Senior Debt of the Company, do any one or more of the following:
          (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt of the Company, or otherwise amend or supplement in any manner Senior Debt of the Company or any instrument evidencing the same or any agreement under which Senior Debt of the Company is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt of the Company; (iii) release any Person liable in any manner for the collection of Senior Debt of the Company; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

   6.9.   Notice to Trustee.

          The Company shall give prompt written notice to the Trustee of any fact known to the Company which would prohibit the making of any payment to or by the Trustee in respect of the Securities. Notwithstanding the provisions of this Paragraph 6 or any other provision of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee in respect of the Securities, unless and until the Trustee shall have received written notice thereof from the Company or a holder of Senior Debt of the Company or from any trustee therefor; and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of Article 7, shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Paragraph 6 at least three Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (and premium, if any) or interest on any Security), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it within three Business Days prior to such date.

          Subject to the provisions of Article 7, the Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Debt of the Company (or a trustee therefor) to establish that such notice has been given by a holder of Senior Debt of the Company (or a trustee therefor). In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Debt of the Company to participate in any payment or distribution pursuant to Article 7 or this Paragraph 6, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Debt of the Company held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under Article 7 or this Paragraph 6, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

   6.10.  Reliance on Judicial Order or Certificate of Liquidating Agent.

          Upon any payment or distribution of assets of the Company referred to in this Paragraph 6, the Trustee, subject to the provisions of Article 7, and the Holders of the Securities shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such Proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders of Securities, for the pur-pose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Debt of the Company and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Paragraph 6.

   6.11.  Trustee Not Fiduciary for Holders of Senior Debt of the Company.

          The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt of the Company and shall not be liable to any such holders if it shall in good faith mistakenly pay over or distribute to Holders of Securities or to the Company or to any other Person cash, property or securities to which any holders of Senior Debt of the Company shall be entitled by virtue of this Paragraph 6 or otherwise.

   6.12. Rights of Trustee as Holder of Senior Debt of the Company; Preservation of Trustee's Rights.

          The Trustee in its individual capacity shall be entitled to all the rights set forth in this Paragraph 6 with respect to any Senior Debt of the Company which may at any time be held by it, to the same extent as any other holder of Senior Debt of the Company, and nothing in the Indenture shall deprive the Trustee of any of its rights as such holder.

          Nothing in this Paragraph 6 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.06 of the Indenture.

   6.13.  Paragraph 6 Applicable to Paying Agents.

          In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term "Trustee" as used in this Paragraph 6 shall in such case (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Paragraph 6 in addition to or in place of the Trustee; provided, however, that Paragraph 6.12 shall not apply to the Company or any Affiliate of the Company if it or such Affiliate acts as Paying Agent.

   6.14.  Defeasance of this Paragraph 6.

          The subordination of the Securities of a series provided by this Paragraph 6 is expressly made subject to the provisions for defeasance or covenant defeasance in Article 8 and, anything herein to the contrary notwithstanding, upon the effectiveness of any such defeasance or covenant defeasance, the Securities of such series then outstanding shall thereupon cease to be subordinated pursuant to this Paragraph 6.

7.   NOTICE OF REDEMPTION.

          Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of Securities to be redeemed at his registered address.

          A notice of redemption may provide that it is subject to the occurrence of any event before the date fixed for such redemption as described in such notice ("Conditional Redemption") and such notice of Conditional Redemption shall be of no effect unless all such conditions to the redemption have occurred before such date or have been waived by the Company.

8.   DENOMINATIONS, TRANSFER, EXCHANGE.

          The Securities are in registered form without coupons in denominations of $1,000 and integral multiples thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Transfer Agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or the Indenture. The Transfer Agent need not exchange or register the transfer of any Security or portion of a Security selected for redemption. Also, it need not exchange or register the transfer of any Securities for a period of 15 days before a selection of Securities to be redeemed. No service charge will be made or any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

9.   PERSONS DEEMED OWNERS.

          The registered holder of a Security may be treated as its owner for all purposes.

10.  RESTRICTIVE COVENANTS.

          In addition to the covenants set forth in Article 4, the following covenants apply to the Securities:

    10.1  Limitation on Consolidated Debt

          The Company may not, and may not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt) unless immediately after giving pro forma effect to the Incurrence of such Debt (and Acquired Debt) and the receipt and application of the proceeds thereof, the Consolidated Cash Flow Coverage Ratio of the Company would be greater than 2.0 to 1.

          Notwithstanding the foregoing limitation, the Company may, and may permit any Restricted Subsidiary of the Company to, Incur the following Debt:

                    (1) Debt under the Senior Bank Facility in an aggregate principal amount at any one time not to exceed $850 million, less any amounts by which any revolving credit facility commitments under the Senior Bank Facility are permanently reduced pursuant to Paragraph 10.7 (so long as and to the extent that any required payments in connection therewith are actually made), and any renewal, extension, refinancing or refunding thereof in an amount which, together with any amount remaining outstanding or available under the Senior Bank Facility, does not exceed the amount permitted under this clause (1);

                    (2) Debt owed by the Company to any Wholly Owned Restricted Subsidiary of the Company for which fair value has been received or Debt owed by a Subsidiary of the Company to the Company or a Wholly Owned Restricted Subsidiary of the Company; provided, however, that:


                              (a)  any such Debt owing by the Company to a
                         Wholly Owned Restricted Subsidiary shall be
                         Subordinated Debt evidenced by an intercompany promissory note, and

                             (b)  upon either:

                    (i) the transfer or other disposition by such Wholly Owned Restricted Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Wholly Owned Restricted Subsidiary of the Company, or

                    (ii) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly Owned Restricted Subsidiary to a Person other than the Company such Wholly Owned Restricted Subsidiary, the provisions of this clause (2) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

                         (3) Debt consisting of the Securities

                         (4) Debt consisting of Permitted Interest Rate or Currency Price Agreements;

                         (5) Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of (each of the foregoing, a "refinancing"):

                             (a)  the Securities,

                             (b) any Debt that is not described in any other clause hereof that was outstanding on the date of original issuance of the Securities,

                             (c) outstanding Debt Incurred pursuant to the first sentence of this Paragraph 10.1, or

                             (d) any Debt Incurred under this clause (5) or clause (6) below,

          in each case in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company or the Restricted Subsidiary, as the case may be, incurred in connection with such refinancing; provided, however, that:

                         (i) Debt the proceeds of which are used to refinance
                    the Securities or Debt which is pari passu with or subordinate in right of payment to the Securities shall only be permitted if (x) in the case of any refinancing of the Securities or Debt which is pari passu to the Securities, the refinancing Debt is made pari passu to the Securities or subordinated to the Securities, and (y) in the case of any refinancing of Debt which is subordinated to the Securities, the refinancing Debt constitutes Subordinated Debt; and

                         (ii) in the case of any refinancing of Debt Incurred by
                    the Company, the refinancing Debt may be Incurred only by the Company, and in the case of any refinancing of Debt Incurred by a Restricted Subsidiary of the Company, the refinancing Debt may be Incurred only by such Restricted Subsidiary;

          and provided, further, that Debt Incurred pursuant to this clause (5) may not be Incurred more than 45 days prior to the application of the proceeds to repay the Debt to be refinanced; and

                         (6) Debt not otherwise permitted to be Incurred pursuant to clauses (1) through (5) above, which, together with any other outstanding Debt Incurred pursuant to this clause (6), has an aggregate principal amount not in excess of $50 million at any time outstanding.

          For purposes of determining compliance with this Paragraph 10.1 in the event that an item of proposed Debt meets the criteria of more than one of the categories of Debt described in clauses (1) through (6) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Debt in any manner that complies with this covenant.

    10.2  Limitation on Senior Subordinated Debt

          The Company may not Incur any Debt which by its terms is (1) subordinated in right of payment to any Senior Debt and (2) senior in right of payment to the Securities.

    10.3  Limitation on Issuance of Guarantees of Subordinated Debt

          The Company may not permit any Restricted Subsidiary of the Company, directly or indirectly, to assume, Guarantee or in any other manner become liable with respect to any Debt of the Company that by its terms is subordinate or junior in right of payment to the Securities.

    10.4  Limitation on Liens Securing Subordinated Debt

          The Company may not, and may not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien on or with respect to any property or assets of the Company or any Restricted Subsidiary of the Company now owned or hereafter acquired to secure any Debt of the Company or any Restricted Subsidiary that is expressly by its terms subordinate or junior in right of payment to any other Debt of the Company or such Restricted Subsidiary, without making, or causing such Restricted Subsidiary to make, effective provision for securing the Securities (1) equally and ratably with such Debt as to such property or assets for so long as such Debt will be so secured or (2) if such Debt is subordinate in right of payment to the Securities, prior to such Debt as to such property or assets for so long as such Debt will be so secured.

    10.5  Limitation on Restricted Payments

          A.   The Company:


                    (1) may not, directly or indirectly, declare or pay any dividend or make any distribution (including any payment in connection with any merger or consolidation derived from assets of the Company or any Restricted Subsidiary of the Company) in respect of its Capital Stock or to the holders thereof, excluding any dividends or distributions by the Company payable solely in shares of its Capital Stock (other than

                    Redeemable Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Redeemable Stock),

                    (2) may not, and may not permit any Restricted Subsidiary of the Company to, purchase, redeem, or otherwise acquire or retire for value:

                         (a) any Capital Stock of the Company or any Restricted Subsidiary of the Company, or

                         (b) any options, warrants or other rights to acquire shares of Capital Stock of the Company or any Restricted Subsidiary of the Company or any securities convertible or exchangeable into shares of Capital Stock of the Company or any Restricted Subsidiary of the Company,

                    (3) may not make, or permit any Restricted Subsidiary of the Company to make, any Investment other than a Permitted Investment, and

                    (4) may not, and may not permit any Restricted Subsidiary of the Company to, redeem, repurchase, defease or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment Debt of the Company which is subordinate or junior in right of payment to the Securities.


     (each of clauses (1) through (4) being a "Restricted Payment") unless:

                         (a) no Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing or would result from such Restricted Payment,

                         (b) after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-fiscal-quarter period, the Company could Incur at least $1.00 of additional Debt pursuant to the terms of the Indenture described in the first sentence of Paragraph 10.1 above, and

                         (c) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from the date of issuance of the Securities does not exceed the sum of:

                              (i) 50% of cumulative Consolidated Net Income (or, in case Consolidated Net Income is negative, less 100% of such deficit) of the Company since March 1, 1999 through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment for which quarterly or annual financial statements are available (taken as a single accounting period), plus

                              (ii) 100% of the aggregate net proceeds received
                    by the Company after the date of original issuance of the Securities, including the fair market value of property other than cash (determined in good faith by the Board as evidenced by a resolution of the Board filed with the Trustee), from contributions of capital or the issuance and sale (other than to a Restricted Subsidiary) of Capital Stock (other than Redeemable Stock) of the Company, options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) of the Company and Debt of the Company that has been converted into or exchanged for Capital Stock (other than Redeemable Stock and other than by or from a Restricted Subsidiary) of the Company after the date of original issuance of the Securities, provided that any such net proceeds received by the Company from an employee stock ownership plan financed by loans from the Company or a Restricted Subsidiary of the Company shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination, plus

                              (iii) an amount equal to the net reduction in Investments by the Company and its Restricted Subsidiaries, subsequent to the date of issuance of the Securities, in any Person subject to clause (3) above upon the disposition, liquidation or repayment (including by way of dividends) thereof or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, but in each such case only to the extent such amounts are not included in Consolidated Net Income of the Company and not to exceed in the case of any one Person the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Person.

Prior to the making of any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate setting forth the computations by which the determinations required by clauses (b) and (c) above were made and stating that no Event of Default, or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, has occurred and is continuing or will result from such Restricted Payment.

          B. Notwithstanding the foregoing, so long as no Event of Default, or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing or would result therefrom:

          (1) the Company may pay any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company could have paid such dividend in accordance with the foregoing provisions,

          (2) the Company may refinance any Debt otherwise permitted by the provision of the Indenture described in clause (5) of the second paragraph under Paragraph 10.1 above or redeem, repurchase or otherwise acquire and retire for value any Debt solely in exchange for or out of the net proceeds of the substantially concurrent sale (other than from or to a Restricted Subsidiary or from or to an employee stock ownership plan financed by loans from the Company or a Restricted Subsidiary of the Company) of shares of Capital Stock (other than Redeemable Stock) of the Company, provided that the amount of net proceeds from such exchange or sale shall be excluded from the calculation of the amount available for Restricted Payments pursuant to the preceding paragraph,

          (3) the Company may purchase, redeem, acquire or retire any shares of Capital Stock of the Company solely in exchange for or out of the net proceeds of the substantially concurrent sale (other than from or to a Restricted Subsidiary of the Company or from or to an employee stock ownership plan financed by loans from the Company or a Restricted Subsidiary of the Company) of shares of Capital Stock (other than Redeemable Stock) of the Company,

          (4) the Company or a Restricted Subsidiary may purchase or redeem any Senior Debt from Net Available Proceeds to the extent permitted under Paragraph 10.7,

          (5) the Company may make dividends or distributions pro rata to its shareholders of shares of Capital Stock in any of its Subsidiaries (a "Spin-off"), provided, that (i) immediately after giving effect to such Spin-off, the Company could Incur at least $1.00 of additional Debt pursuant to the first sentence of Paragraph 10.1, (ii) the greater of the aggregate fair market value and aggregate book value of all such shares dividended or distributed (measured at the time of such dividend or distribution) shall not exceed 5% of the Consolidated Net Worth of the Company before giving effect to any such Spin-off and (iii) the Consolidated Cash Flow Available for Fixed Charges of the Company shall not decrease by more than 5% after giving effect to any such Spin-off,

          (6) the Company may acquire shares of Capital Stock to be contributed by the Company on behalf of its employees to employee benefit programs; provided that in each such case the amount to be purchased shall not exceed 5% of the compensation of such employee in any fiscal year, and

          (7) the Company or any Restricted Subsidiary of the Company may make Restricted Payments, in addition to Restricted Payments permitted by clauses (1) through (6) above, not in excess of $20 million in the aggregate after the date of the Indenture.

Any payment made pursuant to clauses (1), (3) or (5) of this Paragraph 10.5B shall be a Restricted Payment for purposes of calculating aggregate Restricted Payments pursuant to the preceding Paragraph 10.5A.

     10.6 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

          The Company may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company:

          (1) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary of the Company,


          (2) to make loans or advances to the Company or any other Restricted Subsidiary of the Company, or

          (3) to transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company.

Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary of the Company to, suffer to exist any such encumbrance or restriction:

               (a) pursuant to any agreement in effect on the date of original issuance of the Securities, including the Senior Bank Facility, as described in a schedule to the Indenture,

               (b) pursuant to an agreement relating to any Debt Incurred by a Person (other than a Restricted Subsidiary of the Company existing on the date of original issuance of the Securities or any Restricted Subsidiary of the Company carrying on any of the businesses of any such Restricted Subsidiary) prior to the date on which such Person became a Restricted Subsidiary of the Company and outstanding on such date and not Incurred in anticipation of becoming a Restricted Subsidiary of the Company, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired,

               (c) pursuant to an agreement effecting a renewal, refunding or extension of Debt Incurred pursuant to an agreement referred to in clause (a) or (b) above, provided, however, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are no more restrictive in any material re-spect than the provisions contained in the agreement the subject thereof, as determined in good faith by the Board and evidenced by a resolution of the Board filed with the Trustee,

               (d) in the case of clause (3) above, restrictions contained in any security agreement (including a capital lease) securing Debt of a Restricted Subsidiary otherwise permitted hereunder, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement,

               (e) in the case of clause (3) above, customary nonassignment provisions entered into in the ordinary course of business consistent with past practices in leases and other contracts to the extent such provisions restrict the transfer or subletting of any such lease or the assignment of rights under any such contract,

               (f) any restriction with respect to a Restricted Subsidiary of the Company imposed pursuant to an agreement for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that such restriction terminates if such sale or disposition is closed or abandoned, or

               (g) such encumbrance or restriction is the result of applicable corporate law or regulation relating to the payment of dividends or distributions.

     10.7 Limitation on Asset Dispositions

          The Company may not, and may not permit any of its Restricted Subsidiaries to, make any Asset Disposition in one or more related transactions unless:

          (1) the Company or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value for the assets sold or disposed of as determined by the Board in good faith and evidenced by a resolution of the Board filed with the Trustee,

          (2) at least 75% of the consideration for such disposition consists of cash or readily marketable cash equivalents or the assumption of Debt (other than Debt that is subordinated to the Securities) relating to such assets and release from all liability on the Debt assumed, and

          (3) all Net Available Proceeds, less any amounts invested within 360 days of such disposition in assets related to the business of the Company, are applied within 360 days of such disposition:

               (a) first, to the permanent repayment or reduction of Senior Debt then outstanding under any agreements or instruments which would require such application or prohibit payments pursuant to clause
               (b) following,

               (b) second, to the extent of remaining Net Available Proceeds, to make an Offer to Purchase outstanding Securities at 100% of their principal amount plus accrued interest to the date of purchase and, to the extent required by the terms thereof, any other Debt of the Company that is pari passu with the Securities at a price no greater than 100% of the principal amount thereof plus accrued interest to the date of purchase, and

               (c) third, to the extent of any remaining Net Available Proceeds, to any other use as determined by the Company which is not otherwise prohibited by the Indenture.

            Pending final application of the Net Available Proceeds, the Company may use the proceeds in any manner not prohibited hereunder and may temporarily reduce Senior Debt then outstanding, provided that this temporary use will not affect its obligations hereunder.

            Notwithstanding the foregoing, the Company shall not be required to make an Offer to Purchase pursuant to clause 3(b) above if the remaining Net Available Proceeds after giving effect to the application required by clause 3(a) are less than $10 million.

     10.8   Limitation on Sale and Leaseback Transactions

            The Company may not, and may not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of Paragraph 10.7 (including the provisions concerning the application of Net Available Proceeds) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction as Net Available Proceeds for purposes of such covenant.

     10.9 Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

            The Company may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, issue, transfer, convey, sell, lease or otherwise dispose of any shares of Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) of such or any other Restricted Subsidiary of the Company (other than to the Company or a Wholly Owned Restricted Subsidiary of the Company or in respect of any director's qualifying shares or the ownership by foreign nationals of such Capital Stock to the extent mandated by applicable law) to any Person unless:

            (A) such issuance, transfer, conveyance, sale, lease or other disposition, including the application of the Net Available Proceeds therefrom, is made in accordance with the provisions of Paragraph 10.7 or the provisions of clause (5) of Paragraph 10.5 B, and

            (B) immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, (i) such Subsidiary would no longer constitute a Restricted Subsidiary of the Company, and (ii) the Company could make a Restricted Payment in an amount equal to the greater of the fair market value and book value of the Company's remaining ownership interests in such Subsidiary pursuant to the provisions described under Paragraph 10.5 and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder.

     10.10  Transactions with Affiliates

            The Company may not, and may not permit any of its Restricted Subsidiaries to, enter into any transaction (or series of related transactions) with an Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), including any Investment, either directly or indirectly, unless such transaction is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate and is in the best interests of the Company or such Restricted Subsidiary.

            For any transaction that involves:

            (1) in excess of $2 million a majority of the disinterested members of the Board shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a resolution of the Board filed with the Trustee, or

          (2) in excess of $10 million the Company shall also obtain an opinion from a nationally recognized expert with experience in appraising the terms and conditions of the type of transaction (or series of related transactions) for which the opinion is required stating that such transaction (or series of related transactions) is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate of the Company, which opinion shall be filed with the Trustee.

          The foregoing requirements shall not apply to:

          (1) Any employment agreement or employee benefit arrangement with any officer or director entered into in the ordinary course of business and consistent with past practice;

          (2) Payment of reasonable directors' fees to directors who are not employees of the Company;

          (3) Reasonable and customary indemnification of officers and directors of the Company or any Restricted Subsidiary pursuant to bylaws, statutory provisions or indemnification agreements;

          (4) any Restricted Payment that is permitted to be paid under the provisions of Paragraph 10.5;

          (5) Purchases and sales of goods and services in the ordinary course of business on terms customary in the industry;

          (6) Any transaction pursuant to agreements in effect on the date of issuance of the Securities; and

          (7) Written agreements entered into or assumed in connection with acquisitions of other businesses with persons who were not Affiliates prior to such transactions.

   10.11  Change of Control

          Within 30 days of the occurrence of a Change of Control, the Company will be required to make an Offer to Purchase all outstanding Securities at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase. A "Change of Control" will be deemed to have occurred at such time as:

          (1) any Person or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision thereto, together with any Affiliates thereof, shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision thereto), directly or indirectly, at least 50% of the aggregate voting power of all classes of Voting Stock of the Company (for the purposes of this clause (1) a Person shall be deemed to beneficially own the Voting Stock of a corporation that is beneficially owned (as defined above) by another corporation (a "parent corporation") if such Person beneficially owns (as defined above) at least 50% of the aggregate voting power of all classes of Voting Stock of such parent corporation), or

          (2) any Person or Group, together with any Affiliates thereof, shall succeed in having a sufficient number of its nominees elected to the Board of the Company such that such nominees, when added to any existing director remaining on the Board of the Company after such election who was a nominee of or is an Affiliate of such Person or Group, will constitute a majority of the Board of the Company, or

            (3) the Company shall, directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets, or

            (4) there shall be adopted a plan of liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction effected to create a holding company of the Company shall not be deemed to involve a "Change of Control" if
(1) pursuant to such transaction the Company becomes a wholly owned Subsidiary of such holding company and (2) as a result of such transaction the holders of Capital Stock of such holding company are substantially the same as the holders of Capital Stock of the Company immediately prior to such transaction; provided that following any such holding company transaction, this covenant shall apply to both the Company and such holding company, and references in this definition of "Change of Control" to the Company shall thereafter be treated as references to either the Company or such holding company, as applicable.

            In the event that the Company makes an Offer to Purchase the Securities, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

     10.12  Payments for Consent

            The Company may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Securities unless such consideration is offered to be paid or is paid to all Holders of the Securities that consent, waive or agree to amend in the time frame set forth in the solicitation document relating to such consent, waiver or agreement.

     10.13  Provision of Financial Information

            For so long as any of the Securities are outstanding, the Company shall file with the SEC the annual reports, quarterly reports and other documents which a reporting company is required to file with the SEC pursuant to
Section 13 (a) or 15 (d) of the Exchange Act or any successor provisions thereto.

     10.14  Unrestricted Subsidiaries

            The Company may designate any of its Subsidiaries to be an "Unrestricted Subsidiary" as provided below in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

            An "Unrestricted Subsidiary" means:

            (1) any Subsidiary designated as such by the Board as set forth below where:

                (a) neither the Company nor any of its other Subsidiaries (other than another Unrestricted Subsidiary):

                    (i) provides credit support for, or any Guarantee of, any
                  Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt), or

                    (ii) is directly or indirectly liable for any Debt of such
                  Subsidiary or any Subsidiary of such Subsidiary, and


             (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, and

          (2)  any Subsidiary of an Unrestricted Subsidiary.

          The Board may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided that either (1) the Subsidiary to be so designated has total assets of $1,000 or less or (2) immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Debt pursuant to the first sentence of Paragraph 10.1 and provided, further, that the Company could make a Restricted Payment in an amount equal to the greater of the fair market value and book value of such Subsidiary pursuant to Paragraph 10.5 and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder.

   10.15. Mergers, Consolidations and Certain Sales of Assets

          The Company may not, in a single transaction or a series of related transactions, consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Company or directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets unless:

          (1) in a transaction in which the Company does not survive or in which the Company sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to the Company is organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Company's obligations under the Indenture,

          (2) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of the Company or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing,

          (3) immediately after giving effect to such transaction, the Consolidated Net Worth of the Company (or other successor entity to the Company) is equal to or greater than that of the Company immediately prior to the transaction,

          (4) immediately after giving effect to such transaction and treating any Debt which becomes an obligation of the Company or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of the transaction, the Company (including any successor entity to the Company) could Incur at least $1.00 of additional Debt pursuant to the first sentence of Paragraph 10.1 and

          (5) the provisions of Section 5.01 (3) and (5) of the Indenture have been complied with.

          Except as provided in clause (5) of this Paragraph 10.15, the provisions of Article 5 of the Indenture do not apply to the Securities.

11.  MODIFICATION AND WAIVERS.

          Subject to certain exceptions, the Indenture or the Securities may be amended with the consent of the holders of a majority in principal amount of the securities of all series affected by the amendment. Subject to certain exceptions, a default on a series may be waived with the consent of the holders of a majority in principal amount of the series.

          Without the consent of any Securityholder, the Indenture or the Securities may be amended, among other things, to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders; or to make any change that does not materially adversely affect the rights of any Securityholder provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Security affected thereby:

          (1) change the Stated Maturity of the principal of, or any installment of interest on, any Security,

          (2) reduce the principal amount of, or the premium or interest on, any Security,

          (3) change the place or currency of payment of principal of or premium or interest on any Security,

          (4) impair the right to institute suit for the enforcement of any payment on or with respect to any Security,

          (5) reduce the above-stated percentage of outstanding Securities necessary to modify or amend the Indenture or the Securities,

          (6) reduce the percentage of aggregate principal amount of outstanding Securities necessary for waiver of compliance with certain provisions of the Indenture or the Securities or for waiver of certain defaults,

          (7) modify any provisions of the Indenture or the Securities relating to the modification and amendment of the Indenture or the Securities or the waiver of past defaults or covenants, except as otherwise specified,

          (8) modify any of the provisions of the Indenture or the Securities relating to the subordination of the Securities in a manner adverse to the Holders, or

          (9) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the Securities required under Paragraphs 10.7 or 10.11 in a manner materially adverse to the Holders thereof.

          The foregoing clauses (1) through (9) shall apply to the modifications or amendments to the Securities and replace clauses (1) through (7) of Section
10.02 of the Indenture to the extent such clauses would otherwise be applicable to the Securities.

12.  SUCCESSORS.

          When a successor assumes all the obligations of the Company under the Securities and the Indenture (in accordance with the provisions thereof), the Company will be released from those obligations.

13.  DEFEASANCE PRIOR TO REDEMPTION OR MATURITY; SATISFACTION AND DISCHARGE.

          Subject to certain conditions contained in Article 8 of the Indenture, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity. U.S. Government Obligations are securities backed by the full faith and credit of the United States of America or certificates representing an ownership interest in such Obligations. The Securities Resolution creating the Securities and the Indenture to the extent governing the Securities will cease to be of further effect as to all outstanding Securities, if: (1) the Company will have paid or caused to be paid the principal of and interest on the Securities as and when the same will have become due and payable, or (2) all outstanding Securities (except lost, stolen or destroyed Securities which have been replaced or paid) have been delivered to the Trustee for cancellation; provided, that notwithstanding the foregoing the
                            --------
          Indenture shall remain in effect with respect to: (a) rights of registration of transfer and exchange and the Company's right of optional redemption, (b) substitution of apparently mutilated, defaced, destroyed, lost or stolen Securities, (c) rights of Holders to receive payment of principal of and interest on the Securities, (d) rights, obligations and immunities of the Trustee under the Indenture, and (e) rights of the Holders of the Securities as beneficiaries of the Indenture with respect to any property deposited with the Trustee payable to all or any of them.

14.  DEFAULTS AND REMEDIES.

          The following will be Events of Default with respect to the
     Securities:

          (1) failure to pay principal of (or premium, if any, on) any Security when due,

          (2) failure to pay any interest on any Security when due, continued for 30 days,

          (3) default in the payment of principal and interest on Securities required to be purchased pursuant to an Offer to Purchase as described under Paragraphs 10.7 and 10.11 when due and payable,

          (4) failure to perform or comply with the provisions described under Paragraph 10.15,

          (5) failure to perform any other covenant or agreement of the Company under the Indenture or the Securities continued for 60 days after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of outstanding Securities,

          (6) default under the terms of any instrument evidencing or securing Debt for money borrowed by the Company or any Restricted Subsidiary of the Company having an outstanding principal amount of $20 million individually or in the aggregate which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due,

          (7) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Restricted Subsidiary of the Company in an amount in excess of $20 million which re mains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired, and


          (8) any of the events described in Section 6.01 (5) or (6) of the Indenture.

          If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the Securities may declare the principal of all of the Securities to be due and payable immediately.

          Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations specified in the Indenture, holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

15.  TRUSTEE DEALINGS WITH COMPANY.

          The First National Bank of Chicago, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

16.  NO RECOURSE AGAINST OTHERS.

          A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Securityholder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

17.  AUTHENTICATION.

          This Security shall not be valid until authenticated by a manual signature of the Registrar.

18.  ABBREVIATIONS.

          Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), U/G/M/A (=Uniform Gifts to Minors Act) and U/T/M/A (=Uniform Transfers to Minors Act).

19.  DEFINITIONS

          The following definitions of certain terms used in this Security shall apply to such terms as used herein and in the Indenture to the extent applicable to the Securities.

          "Acquired Debt" of any particular Person means Debt of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

          "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided, that direct or indirect beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

          "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including any issuance or sale by a Restricted Subsidiary of Capital Stock of such Restricted Subsidiary and including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Wholly Owned Restricted Subsidiary of such Person or by such Person to a Wholly Owned Restricted Subsidiary of such Person) of:

          (1) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person,

          (2) substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business, or

          (3) other assets or rights of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business;

provided in each case that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $5 million or more.

          "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

          "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

          "Cash Equivalents" means:

          (1) direct obligations of the United States of America or any agency thereof having maturities of not more than one year from the date of acquisition,

          (2) time deposits and certificates of deposit of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million, with maturities of not more than one year from the date of acquisition,

          (3) repurchase obligations issued by any bank described in clause (2) above with a term not to exceed 30 days,

          (4) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, in each case maturing within one year after the date of acquisition, and

          (5) shares of any money market mutual fund, or similar fund, in each case having assets in excess of $500 million, which invests predominantly in investments of the types describes in clauses (1) through (4) above.

          "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

          "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period increased by the sum of:

          (1) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period,

          (2) Consolidated Income Tax Expense of the Company and its Restricted Subsidiaries for such period,

          (3) the consolidated depreciation and amortization expense included in the income statement of the Company and its Restricted Subsidiaries for such period, and

          (4) all other non-cash items reducing Consolidated Net Income of the Company and its Restricted Subsidiaries, less all non-cash items increasing Consolidated Net Income of the Company and its Restricted Subsidiaries;

provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary of the Company (calculated separately for such Restricted Subsidiary in the same manner as provided above for the Company) that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary of the Company to the extent of such restriction.

          "Consolidated Cash Flow Coverage Ratio" as of any date of determination means the ratio of:

          (1) Consolidated Cash Flow Available for Fixed Charges of the Company and its Restricted Subsidiaries for the period of the most recently completed four consecutive fiscal quarters for which quarterly or annual financial statements are available, to

          (2) Consolidated Fixed Charges of the Company and its Restricted Subsidiaries for such period;

provided, however, that Consolidated Fixed Charges shall be adjusted to give effect on a pro forma basis to any Debt that has been Incurred by the Company or any Restricted Subsidiary since the beginning of such period that remains outstanding and to any Debt that is proposed to be Incurred by the Company or any Restricted Subsidiary as if in each case such Debt had been incurred on the first day of such period and as if any Debt that (1) is or will no longer be outstanding as the result of the Incurrence of any such Debt or (2) had been repaid or retired during such period had not been outstanding as of the first day of such period; provided further, however, that in making such computation, the Consolidated Interest Expense of the Company and its Restricted Subsidiaries attributable to interest on any proposed Debt bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; and provided further that, in the event the Company or any of its Restricted Subsidiaries has made Asset Dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period, the computation of the Consolidated Cash Flow Coverage Ratio shall be made on a pro forma basis in accordance with Regulation S-X promulgated under the Securities Act of 1933, as amended (the "Securities Act"), as if the Asset Dispositions or acquisitions had taken place on the first day of such period.

          "Consolidated Fixed Charges" for any period means the sum of:

          (1)  Consolidated Interest Expense, and

          (2) the consolidated amount of interest capitalized by the Company and its Restricted Subsidiaries during such period calculated in accordance with generally accepted accounting principles.

          "Consolidated Income Tax Expense" for any period means the consolidated provision for income taxes of the Company and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

          "Consolidated Interest Expense" means for any period the consolidated Interest expense included in a consolidated income statement (without deduction of interest income) of the Company and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of):

          (1)  the amortization of Debt discounts,

          (2) the amortization of any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities,

          (3) the amortization of fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements,

          (4) Preferred Stock dividends of the Company or Restricted Subsidiaries of the Company (other than such dividends (a) in respect of Redeemable Stock or (b) payable in Capital Stock other than Redeemable Stock) declared and paid or payable,

          (5) accrued dividends on Redeemable Stock of the Company or its Restricted Subsidiaries (other than such dividends payable solely in Capital Stock other than Redeemable Stock), whether or not declared or paid,

          (6) interest on Debt Guaranteed by the Company and its Restricted Subsidiaries, and

          (7) the portion of any rental obligation allocable to interest expense.

          "Consolidated Net Income" for any period means the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom:

          (1) the net income (or loss) of any Person acquired by of the Company or a Restricted Subsidiary of the Company in a pooling-of-interests transaction for any period prior to the date of such transaction,

          (2) the net income (or loss) of any Person that is not a Subsidiary of the Company except to the extent of the amount of dividends or other distributions actually paid to the Company or a Subsidiary of the Company by such Person during such period,

          (3) gains or losses on Asset Dispositions by the Company or its Restricted Subsidiaries,

          (4) all extraordinary gains and extraordinary losses,

          (5) the cumulative effect of changes in accounting principles, and

          (6) the tax effect of any of the items described in clauses (1) through (5) above;

provided, further, that for purposes of any determination pursuant to Paragraph 10.5, there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary of the Company that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary of the Company to the extent of such restriction.

          "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Redeemable Stock of such Person; provided that, with respect to the Company, adjustments following the date of the Indenture to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect to.

          "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

          (1) every obligation of such Person for money borrowed,

          (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses,

          (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

          (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

          (5) every Capital Lease Obligation of such Person,

          (6) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

          (7) all Redeemable Stock issued by such Person,

          (8) Preferred Stock of Restricted Subsidiaries of such Person held by Persons other than such Person or one of its Wholly Owned Restricted Subsidiaries,

          (9) every obligation under Interest Rate or Currency Agreements of such Person, and

          (10) every obligation of the type referred to in clauses (1) through
     (9) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable for, directly or indirectly, as obligor, Guarantor or otherwise.

          Debt shall not include any obligation to pay contingent purchase price payments, earn-outs, indemnification obligations or similar items to the buyer or seller of any business or assets acquired or sold by the Company or a Restricted Subsidiary to the extent such obligations are not required to be reflected on the balance sheet of the Company or such Restricted Subsidiary in accordance with generally accepted accounting principles (footnote disclosure of such obligations shall not be deemed to be reflected on the balance sheet for this purpose).

          The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (1) any Receivables Sale, shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) thereof (excluding amounts representative of yield or interest earned on such investment with respect to which such purchaser has recourse to the seller and
(2) any Redeemable Stock, shall be the maximum fixed redemption or repurchase price in respect thereof.

          "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,

          (2) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or

          (3) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing);

provided, however, that the Guarantee by any Person shall not include endorsements by such Person for Collection or deposit, in either case, in the ordinary course of business.

          "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

          "Interest Rate or Currency Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

          "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person.

          "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

          "Moody's" means Moody's Investors Services, Inc.

          "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquired of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of:

          (1) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition,

          (2) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition,

          (3) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition, and

          (4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board, in its reasonable good faith judgment evidenced by a resolution of the Board filed with the Trustee; provided, however, that any reduction in such reserve following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the Securities as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

          "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the Security Register on the date of the Offer describing the transaction or transactions necessitating the Offer and offering to purchase up to the principal amount of Securities specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applica-ble law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Securities within five Business Days after the Expiration Date. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Securities pursuant to the Offer to Purchase.

          "Permitted Interest Rate or Currency Agreement" of any Person means any Interest Rate or Currency Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby, or in the case of currency protection agreements, against currency exchange rate fluctuations in the ordinary course of business relating to then existing financial obligations or then existing or sold production and not for purposes of speculation.

          "Permitted Investments" means:

          (1) an Investment in the Company or a Wholly Owned Restricted Subsidiary of the Company,

          (2) an Investment in a Person, if such Person or a Subsidiary of such Person will, as a result of the making of such Investment and all other contemporaneous related transactions, become a Wholly Owned Restricted Subsidiary of the Company or be merged or consolidated with or into or transfer or convey all or substantially all its assets to the Company or a Wholly Owned Restricted Subsidiary of the Company,

          (3)  a Temporary Cash Investment,

          (4) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with generally accepted accounting principles,

          (5) stock, obligations or securities received in settlement of debts owing to the Company or a Restricted Subsidiary of the Company as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection, enforcement or agreement in lieu of foreclosure of any Lien in favor of the Company or a Restricted Subsidiary of the Company,

          (6) any consolidation or merger of a Wholly Owned Restricted Subsidiary of the Company to the extent otherwise permitted under the Indenture or the Securities,

          (7) trade accounts arising in the ordinary course of business and any commercially reasonable refinancing or restructuring thereof undertaken in good faith,

          (8) any Investment made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Paragraph 10.7,

          (9) any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Redeemable Stock) of the Company,

          (10) Investments in Permitted Interest Rate or Currency Agreements,

          (11) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause
     (11) since the date of the Indenture, not to exceed $25 million.

          "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

          "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

          "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

          "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.

          "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

          "Redeemable Stock" of any Person means any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Debt or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the final Stated Maturity of the Securities.

          "Restricted Subsidiary" means any Subsidiary, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary.

          "S&P" means Standard & Poor's Ratings Services a division of The McGraw-Hill Companies, Inc.

          "Sale and Leaseback Transaction" of any person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

          "Senior Bank Facility" means our Multicurrency Credit Agreement, dated as of October 14, 1998, as it may be amended or restated from time to time.

          "Senior Debt" with respect to any Person, means:

          (1) the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not such claim for post-petition interest is allowed in such proceeding) on, and penalties and any obligation of such Person for reimbursement, indemnities and fees relating to, the Senior Bank Facility,

          (2) the principal of (and premium, if any) and interest on Debt of such Person for money borrowed, whether Incurred on or prior to the date of original issuance of the Securities or thereafter, and any amendments, renewals, extensions, modifications, refinancings and refundings of any such Debt,

          (3) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, and

          (4) Permitted Interest Rate or Currency Agreements entered into with respect to Debt described in clauses (1), (2) and (3) above.

Notwithstanding the foregoing, none of the following shall constitute Senior Debt of any Person:

              (a) any Debt as to which the terms of the instrument creating or evidencing the same provide that such Debt is on a parity with, or not superior in right of payment to, the Securities,

              (b) any Debt which is subordinated in right of payment in any respect to any other Debt of such Person,

              (c)  Debt evidenced by the Securities,

              (d) any Debt owed to the Company or to a Person when such Person is a Subsidiary of the Company,

              (e) any obligation of such Person arising from Redeemable Stock of such Person,

              (f) that portion of any Debt which is Incurred in violation of the Indenture, and

              (g) Debt which, when Incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Person.

          "Subordinated Debt" means Debt of the Company as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Securities to at least the following extent:

          (1) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal of (or premium, if any) or interest on the Securities exists,

          (2) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an Event of Default exists with respect to the Securities, upon notice by 25% or more in principal amount of the Securities to the Trustee, the Trustee shall have the right to give notice to the Company and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice, and

          (3) such Debt may not:

                 (a) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any re-
     demption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the Securities, or

     (b) permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the Securities, other than a redemption or other retirement at the option of the holder of such Debt (including Pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those described under Paragraph 10.11 (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Company's repurchase of the Securities required to be repurchased by the Company pursuant to the provisions of Paragraph 10.11).

          "Subsidiary" of any Person means (1) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (2) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

          "Temporary Cash Investments" means any Investment in the following kinds of instruments:

          (1) readily marketable obligations issued or unconditionally Guaranteed as to principal and interest by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America if, on the date of purchase or other acquisition of any such instrument by the Company or any Restricted Subsidiary of the Company, the remaining term to maturity or interest rate adjustment is not more than two years;

          (2) obligations (including, but not limited to, demand or time deposits, bankers' acceptances and certificates of deposit) issued or Guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof or the District of Columbia, provided that:

              (a) such instrument has a final maturity nor more than one year from the date of purchase thereof by the Company or any Restricted Subsidiary of the Company, and

              (b) such depository institution or trust company has at the time of the Company's or such Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment:

                    (i) capital, surplus and undivided profits (as of the date such institution's most recently published financial statements) in excess of $100 million, and

                    (ii) the long-term unsecured debt obligations (other than
                  such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Company's or such Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, are rated in the highest rating category of both S&P and Moody's;

          (3) commercial paper issued by any corporation, if such commercial paper has, at the time of the Company's or any Restricted Subsidiary of the Company's Investment therein or contractual commitment providing for such Investment credit ratings of at least A-1 by S&P and P-1 by Moody's;

          (4) money market mutual or similar funds having assets in excess of $100 million;

          (5) readily marketable debt obligations issued by any corporation, if at the time of the Company's or any Restricted Subsidiary of the Company's Investment therein or contractual commitment providing for such Investment:

               (a) the remaining term to maturity is not more than two years, and

               (b) such debt obligations are rated in one of the two highest rating categories of both S&P and Moody's;

          (6) demand or time deposit accounts used in the ordinary course of business with commercial banks the balances in which are at all times fully Insured as to principal and interest by the Federal Deposit Insurance Corporation or any successor thereto; and

          (7) to the extent not otherwise included herein, Cash Equivalents. In the event that either S&P or Moody's ceases to publish ratings of the type provided herein, a replacement rating agency shall be selected by the Company with the consent of the Trustee, and in each case the rating of such replacement rating agency most nearly equivalent to the corresponding S&P or Moody's rating, as the case may be, shall be used for purposes hereof.

          "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

          "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.